FERRELLGAS PARTNERS, L.P. Announces Sale of Bridger Energy, LLC

OVERLAND PARK, Kan., January 17, 2018 (GLOBE NEWSWIRE) — Ferrellgas Partners, L.P. (NYSE:FGP) (“Ferrellgas” or the “Company”) announced the sale of Bridger Energy, LLC, a subsidiary of Bridger Logistics, which is a subsidiary of Ferrellgas, L.P. The sale was to an undisclosed buyer and terms of the transaction were not announced.

“This transaction is a clear example of Ferrellgas’ commitment to debt reduction,” said James E. Ferrell, Interim Chief Executive Officer and President. “The sale significantly reduces our interest expense, improves our credit metrics, and lessens the Company’s reliance on its credit facility as we move forward with growth efforts. In addition, today’s announcement lowers the risk profile of our business while only minimally impacting EBITDA.”

With the sale, the Company will exit Bridger Energy’s oil purchase and sale activity, and as a result will be able to realize a near-term reduction in letters of credit issued to support Bridger Energy from its current credit facility of approximately $80 million. On an annualized basis, the interest expense savings associated with the reduction in issued letters of credit and surety bonding of the business will be approximately $4.5 million.

Said Ferrell, “As we work toward the renewal of our working capital facilities, this sale reduces the amount of credit support we will need from those renewed facilities with a more than adequate level of liquidity available to us to run our business. Strategically, we will continue to execute on objectives that raise cash and reduce expenses, particularly initiatives that are not weather dependent. We have excellent momentum, our employees remain focused on providing excellent service to our customers, and we continue to see solid progress towards our goals.”

About Ferrellgas
Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico, and provides midstream services to major energy companies in the United States. Ferrellgas employees indirectly own 22.8 million common units of the partnership, through an employee stock ownership plan. Ferrellgas Partners, L.P. filed a Form 10-K with the Securities and Exchange Commission on September 28, 2017. Investors can request a hard copy of this filing free of charge and obtain more information about the partnership online at www.ferrellgas.com.

Forward Looking Statements
Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance and expectations. These risks, uncertainties and other factors include those discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2017, the Form 10-Q of these entities for the fiscal quarter ended October 31, 2017, and in other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contacts
Jim Saladin, Media Relations – jimsaladin@ferrellgas.com, 913-661-1833
Bill Ruisinger, Investor Relations – billruisinger@ferrellgas.com, 816-792-7914